Exhibit 6.1

EXECUTION VERSION

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of June 4, 2020.

BETWEEN

HT Retail Licensing, LLC (the “Licensor”),

- and –

1252240 B.C. LTD. (the “Seller”),

- and –

1251881 B.C. LTD. (“NewCo”),

- and –

Red White & Bloom Brands Inc. (the “Purchaser”)

RECITALS:

A.	NewCo holds the NewCo Intellectual Property Rights (as defined herein) related to the sale and manufacture of cannabis products.

B.	The Seller is the owner of record of all of the issued and outstanding common shares in the authorized share structure of NewCo (the “NewCo Shares”).

C.	The Seller desires to sell the NewCo Shares to the Purchaser and the Purchaser desires to purchase the NewCo Shares from the Seller, upon and subject to the terms and conditions set forth in this Agreement (the “Acquisition”).

D.	The Seller and the Purchaser intend that the Acquisition be effected by way of a three-cornered amalgamation (the “Amalgamation”) between NewCo, the Purchaser, 1252034 B.C. Ltd., being a newly incorporated wholly-owned subsidiary of the Purchaser, (“AcquireCo”) pursuant to Section 269 of the Business Corporations Act (British Columbia) on the terms set out in this Agreement and the Amalgamation Agreement (as defined herein), subject to any amendments or variations made in accordance with the provisions of this Agreement and the Amalgamation Agreement.

E.	The sole director of NewCo (the “NewCo Board”) has determined that the Acquisition to be effected by way of the Amalgamation is advisable and in the best interests of NewCo.

F.	Each of the NewCo Board and the Seller has approved the transactions contemplated by this Agreement.

G.	The board of directors of the Purchaser (the “RWB Board”) has unanimously determined that the Acquisition to be effected by way of the Amalgamation is advisable and in the best interests of the Purchaser.

H.	The RWB Board has approved the transactions contemplated by this Agreement.

I.	Concurrently with the closing of the Amalgamation, the Seller and the Purchaser intend to enter into the Lock-Up Agreement (as defined below) to govern certain obligations and restrictions with respect to the disposition of the Consideration Shares (as defined below) by the Seller.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement (each, a “Party” and together, the “Parties”) agree as follows:

Article 1

DEFINITIONS, INTERPRETATION AND EXHIBITS

1.01	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“AcquireCo” has the meaning ascribed thereto in the recitals.

“AcquireCo Shares” means the common shares in the authorized share structure of AcquireCo.

“Acquisition” has the meaning ascribed thereto in the recitals.

“Amalco” means the company which will continue upon the Amalgamation.

“Amalco Shares” means common shares in the authorized share structure of Amalco, having the rights, privileges, conditions and restrictions described in the Articles of Amalgamation appended to the Amalgamation Agreement.

“Amalgamation” has the meaning ascribed thereto in the recitals.

“Amalgamation Affidavits” means the affidavits of a director or officer of each of AcquireCo and NewCo required under the provisions of Section 277 of the BCBCA.

“Amalgamation Agreement” means the agreement between the Purchaser, AcquireCo and NewCo in relation to the Amalgamation, dated the Effective Date, substantially in the form attached hereto as Exhibit “A”, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.

“Amalgamation Application” means the Form 13 - Amalgamation Application prescribed by the BCBCA to be completed and filed jointly by NewCo and AcquireCo with the Register of Companies under the BCBCA substantially in the form attached to the Amalgamation Agreement as Appendix II, giving effect to the Amalgamation upon and subject to the terms of this Agreement and the Amalgamation Agreement.

“Applicable Securities Laws” means, with respect to any Person, any and all applicable securities Laws of the province of British Columbia and the respective rules and regulations under such Laws together with applicable published instruments, notices and orders of the Securities Authorities, and, other than with respect to opinions required under Section 4.02(b)(vii), the applicable rules and policies of the CSE.

“BCBCA” means the Business Corporations Act (British Columbia).

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar of Companies under the BCBCA in respect of the Amalgamation in accordance with Section 281 of the BCBCA following the filing of the Amalgamation Application.

“Closing” means the completion of the Acquisition pursuant to this Agreement.

“Closing Date” has the meaning ascribed thereto in Section 4.01.

“Completion Deadline” means June 15, 2020 or such later date as may be mutually agreed by the Parties in writing.

“Confidential Material” means any documents, data or other information, whether communicated in writing or verbally which is confidential to a Party, and whether protected by the Licensor’s Intellectual Property Rights and the NewCo Intellectual Property Rights, in the case of the Licensor, including information that is disclosed by a Party and which is identified by a Party as “Confidential”, but does not include information in respect of which it can be established by the receiving Party (the “Receiving Party”) that the information (a) was already known to the Receiving Party at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party through no act or omission of the Receiving Party, (d) was disclosed to the Receiving Party by a third party who was not known to the Receiving Party (after reasonable inquiry) to have obligations restricting disclosure of such information, or (e) was independently developed by the Receiving Party without any use of Confidential Material of the Licensor. Confidential Material includes, but is not limited to, with respect to any of a Party or any affiliates of such Party, (i) identity or other details of customers, suppliers, services providers, vendors, and others; (ii) marketing methods, strategies, contract terms, pricing, margin or cost information; (iii) services, products, software, technology, developments, improvements and methods of operation; (iv) results of operations, financial condition, projected financial performance, sales performance, profit performance and financial requirements; (v) business plans, models or strategies and the information contained therein; (vi) sources, leads or methods of obtaining new business; (vii) cultivation relationships, varieties or strains of cannabis used, terpenoid formulations, recipes or other details related to cannabis inputs and ingredients used in cannabis products; (viii) methods, vendors, technology solutions and other details related to harvesting, drying, curing, grinding, rolling, extraction, formulation, filling, testing, packaging, labelling and any other aspects of manufacturing cannabis products; (ix) methods, vendors, technology solutions and other details related to distributions, tracking, stocking, storing, promoting, retailing and other aspects of the supply chain between manufacturing cannabis products and retail sale of cannabis products, and any documents or details related to any of the foregoing examples of Confidential Material or to other Confidential Material.

“Consideration Shares” means an aggregate of 13,500,000 RWB Shares.

“CSE” means the Canadian Securities Exchange.

“Effective Date” means the effective date of the Amalgamation shown on the Certificate of Amalgamation.

“Effective Time” means the Effective Time as defined in the Amalgamation Agreement.

“Encumbrance” includes any hypothec, mortgage, pledge, assignment, charge, lien, claim, security interest, right to possession, occupancy right, easement, servitude, encroachment, license, right of first refusal, covenant, voting trust or agreement, restriction, royalty, levy, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, direct or indirect, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Governmental Entity” means:

(a)	any international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, governmental, quasi-governmental, administrative body, authority or public department with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to international, multinational, supranational, national, federal, provincial, state, regional, municipal, local or other government, including any central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor-in council, ministry, agency or instrumentality, domestic or foreign;

(b)	any subdivision or authority of any of the above;

(c)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or

(d)	any securities exchange.

“Hightimes Licensing Agreements” means the Product Licensing Agreement and the Retail Licensing Agreement.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to (a) trademarks, trade dress, trade and business names, brand names, logos, design rights, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing; (b) internet domain names registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (c) works of authorship, expressions, designs and industrial design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (d) inventions, discoveries, trade secrets, business and technical information, know-how, databases, data collections, patent disclosures and other confidential or proprietary information; (e) plant or fungal varieties, strains or cultivars; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered, such registered rights including patent, registered plant breeders’ rights, trademark, industrial design, copyright, Plant Varieties Protection Act registrations and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection under the applicable Law of any jurisdiction in any part of the world.

“Laws” means any laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, codes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, bylaws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other legal requirements of any Governmental Entity or arising under the common law or principles of law or equity, and the term “applicable” with respect to such Laws in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such person or its business, undertaking, property or securities.

“Lock-Up Agreement” means the lock-up agreement dated the Effective Date and made between the Purchaser and the Seller.

“Lock-Up Restriction” has the meaning ascribed thereto in Section 2.01(b).

“Locked-Up Shares” has the meaning ascribed thereto in Section 2.01(b).

“NewCo Board” has the meaning ascribed thereto in the recitals.

“NewCo Intellectual Property Rights” means the Intellectual Property Rights held by NewCo and that are licensed to NewCo by the Licensor pursuant to the Retail Licensing Agreement and the Product Licensing Agreement.

“Party” means each of the parties to this Agreement individually, and collectively, the “Parties”.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Product Licensing Agreement” means the product licensing agreement between the Licensor and NewCo, attached hereto as Exhibit “C”.

“Purchase Price” means $15,000,000.

“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Governmental Entity having jurisdiction or authority over any Party which is required or advisable to be obtained in order to permit the transactions set out herein to be effected and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Retail Licensing Agreement” means the retail licensing agreement between the Licensor, Trans-High Corporation and NewCo, attached hereto as Exhibit “B”.

“RWB Board” has the meaning ascribed thereto in the recitals.

“RWB Public Documents” has the meaning ascribed thereto in Section 3.03(d).

“RWB Shares” means common shares in the authorized share structure of the Purchaser.

“Securities Authorities” means, collectively, the applicable securities regulatory authorities in the provinces and territories of Canada, as the context requires.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Top-Up Special Warrants” means the top-up special warrants of the Purchaser that accompany the Consideration Shares upon completion of the Amalgamation and which are automatically exercisable into RWB Shares in the circumstances set forth in Section 5.01(b).

“Top-Up Special Warrant Shares” has the meaning ascribed thereto in Section 5.01(b).

“VWAP Period” has the meaning ascribed thereto in Section 5.01(b).

1.02	General

(i)	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the exhibits attached hereto and not to any particular article, section or other portion hereof and include any agreement, exhibit, schedule or instrument supplementary or ancillary hereto or thereto.

(ii)	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word Person and all words importing Persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

(iii)	Date for any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(iv)	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

(v)	Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States, and “$” refers to United States dollars.

(vi)	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(vii)	Knowledge

In this Agreement, any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after making reasonable investigation regarding the relevant matter.

(viii)	Exhibits

The following exhibits are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Exhibit	Matter
Exhibit “A”	Amalgamation Agreement
Exhibit “B”	Retail Licensing Agreement
Exhibit “C”	Product Licensing Agreement

Article 2

THE AMALGAMATION

2.01	Amalgamation

(a)	The Seller and the Purchaser agree that the Amalgamation will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and as more fully set forth in the Amalgamation Agreement, including, without limitation, as follows:

(i)	At the Effective Time, AcquireCo and NewCo shall be amalgamated and shall continue as one company, being Amalco, pursuant to the provisions of Section 279 of the BCBCA.

(ii)	At the Effective Time:

(A)	each of the NewCo Shares issued and outstanding immediately prior to the Effective Time shall be exchanged by the Seller for one (1) fully paid and non-assessable Consideration Share and one (1) Top-Up Special Warrant;

(B)	each issued and outstanding Newco Share held by the Purchaser as a result of the exchange of Newco Shares for Consideration Shares and Top-Up Special Warrants (as herein defined) pursuant to Section 2.01(ii)(A) will be immediately exchanged for one (1) fully paid and non-assessable Amalco Shares; and

(C)	each issued and outstanding AcquireCo Share held by the Purchaser will be exchanged for one (1) fully paid and non-assessable Amalco Share.

(b)	The Seller agrees that 4,500,000 of the Consideration Shares issuable to the Seller on the Effective Date (the “Locked-Up Shares”) will be subject to a contractual restriction on resale (the “Lock-Up Restriction”), pursuant to which the Seller will agree not to sell, deal in, assign, transfer in any manner whatsoever, or agree to sell, deal in, assign or transfer in any manner whatsoever any of the Locked-Up Shares so issued for a period of 60 days from and including the Effective Date, except as may be required by reason of the dissolution or bankruptcy of the Seller, until released in accordance with the terms of the Lock-Up Agreement. The Seller further acknowledges and agrees that the Locked-Up Shares will bear legends reflecting the Lock-Up Restriction.

(c)	Fractional Consideration Shares will not be issued under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Where the aggregate number of Consideration Shares to be issued to the Seller under the Amalgamation would result in a fraction of a Consideration Share being issuable, the number of Consideration Shares to be issued to the Seller will be rounded down to the next whole number.

2.02	Effecting the Amalgamation

The Parties agree to effect the Amalgamation under the BCBCA pursuant to the terms and conditions set out in this Agreement and the Amalgamation Agreement. On or before the date immediately prior to the Effective Date, the Amalgamation Affidavits shall be deposited at the records office of AcquireCo and NewCo, respectively, and AcquireCo and NewCo shall jointly complete and file the Amalgamation Application with the Registrar of Companies and deliver such other documents as may be required to give effect to the Amalgamation.

2.03	Announcements and Shareholder Communications

No Party shall issue any press release or otherwise make public announcements with respect to this Agreement, the Amalgamation or the transactions contemplated hereby without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to the Purchaser’s overriding obligation to make any disclosure required under applicable Law.

Article 3

REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties Relating to the Licensor

The Licensor represents and warrants to the Purchaser that:

(a)	the Licensor has been duly incorporated or formed under the applicable laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted;

(b)	the Licensor has full right, power and authority to enter into this Agreement;

(c)	the Licensor has full right, power and authority to enter into the Hightimes Licensing Agreements and to complete the transactions contemplated thereunder, in particular to grant the rights and licenses granted thereunder;

(d)	this Agreement constitutes a valid and legally binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(e)	the Hightimes Licensing Agreements constitute valid and legally binding obligations of the Licensor, enforceable against the Licensor in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court; and

(f)	to the Licensor’s knowledge, any practice or other use by NewCo of the NewCo Intellectual Property Rights as granted by Licensor under the Hightimes Licensing Agreements will not violate, misappropriate or otherwise infringe the Intellectual Property Rights or other rights of any third party.

3.02	Representations and Warranties Relating to the Seller

The Seller represents and warrants to the Purchaser that:

(a)	the Seller has been duly incorporated or formed under the applicable laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted;

(b)	the Seller is the legal and beneficial owner of the NewCo Shares free and clear of all Encumbrances;

(c)	the Seller has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

(d)	this Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(e)	there is no contract, option or any other right of another party binding upon or which at any time in the future may become binding upon the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the NewCo Shares other than pursuant to the provisions of this Agreement; and

(f)	to the Seller’s knowledge, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will result in the violation of:

(i)	any contract (written or oral) or other instrument to which the Seller is a party or by which the Seller is bound, or

(ii)	any Laws in respect of which the Seller must comply.

3.03	Representations and Warranties Relating to NewCo

The Seller and NewCo jointly and severally represent and warrant to the Purchaser that:

(a)	NewCo has been duly incorporated or formed under the applicable laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted;

(b)	NewCo has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

(c)	NewCo has full right, power and authority to enter into the Hightimes Licensing Agreements and to complete the transactions contemplated thereunder;

(d)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been properly authorized by all necessary corporate action on the part of NewCo;

(e)	this Agreement constitutes a valid and legally binding obligation of NewCo, enforceable against NewCo in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(f)	the Hightimes Licensing Agreements constitute valid and legally binding obligations of NewCo, enforceable against Newco in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(g)	there is no action or proceeding pending or threatened against it before any court, administrative body or other tribunal which would have an adverse material effect on its ability to perform its obligations hereunder or under the Hightimes Licensing Agreements;

(h)	as of the Effective Date, NewCo has not been and it is not currently subject to any bankruptcy event or insolvency, liquidation or dissolution for the benefit of its creditors or otherwise and NewCo is able to satisfy its liabilities as they become due;

(i)	to NewCo’s knowledge, neither the entering into and the delivery of this Agreement or the Hightimes Licensing Agreements, nor the completion of the transactions contemplated by this Agreement or the Hightimes Licensing Agreements will result in the violation of:

(i)	any contract (written or oral) or other instrument to which NewCo is a party or by which NewCo is bound, or

(ii)	any Laws in respect of which NewCo must comply;

(j)	to NewCo’s knowledge and belief, NewCo has all necessary rights in and to the NewCo Intellectual Property Rights to practice the NewCo Intellectual Property Rights; and

(k)	to NewCo’s knowledge and belief, any practice or other use of the NewCo Intellectual Property Rights as contemplated by the Hightimes Licensing Agreements will not violate, misappropriate or otherwise infringe the Intellectual Property Rights or other rights of any third party.

OTHER THAN AS SPECIFICALLY EXPRESSED IN THIS AGREEMENT, NEWCO MAKES NO REPRESENTATIONS, CONDITIONS, OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE NEWCO INTELELCTUAL PROPERTY RIGHTS. ALL NEWCO INTELLECTUAL PROPERTY RIGHTS WERE MADE AVAILABLE TO NEWCO BY THE PRODUCT LICENSING AGREEMENT AND THE RETAIL LICENSING AGREEMENT STRICTLY ON AN “AS IS” BASIS. NEWCO SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTY, CONDITION, OR REPRESENTATION THAT THE SUBJECT MATTER OF THE NEWCO INTELLECTUAL PROPERTY RIGHTS RESPONDS TO A PARTICULAR DESCRIPTION, IS OF MERCHANTABLE QUALTY, IS FIT FOR A PARTICULAR PURPOSE OR IS DURABLE FOR A REASONABLE PERIOD OF TIME.

3.04	Representations and Warranties Relating to the Purchaser

The Purchaser represents and warrants to the Seller that:

(a)	each of the Purchaser and AcquireCo has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power and capacity to own its property and assets and to carry on its business as currently owned and conducted;

(b)	the authorized share structure of the Purchaser consists of an unlimited number of RWB Shares, of which there are 132,807,686 issued and outstanding on the date hereof; an unlimited number of preferred shares, of which there are nil issued and outstanding on the date hereof; an unlimited number of Series 1 convertible preferred shares, of which there are 3,181,250 issued and outstanding on the date hereof; and an unlimited number of Series 2 convertible preferred shares, of which there are 108,726,349 issued and outstanding on the date hereof.

(c)	The Consideration Shares to be issued pursuant to the Acquisition will be, upon issuance, validly issued as fully paid and non-assessable shares.

(d)	to the knowledge of the Purchaser, the Purchaser has filed all documents or information required to be filed by it under Applicable Securities Laws since January 1, 2019 (the “RWB Public Documents”). None of the RWB Public Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the RWB Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Securities Authorities or similar securities regulatory authorities. All of the RWB Public Documents are publicly available on SEDAR. RWB has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential;

(e)	the Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the CSE. The Purchaser is not subject to any cease trade or other order of the CSE, any Securities Authority, and, to the knowledge of the Purchaser, no investigation or other proceedings involving RWB that may operate to prevent or restrict trading of any securities of RWB are currently in progress or pending before the CSE or any Securities Authority;

(f)	the Purchaser is a reporting issuer not in default under the securities laws of the Provinces of Ontario and British Columbia;

(g)	except with respect to the Locked-Up Shares which shall be subject to the terms and restrictions on disposition set forth in the Lock-Up Agreement and following the resumption of trading of the RWB Shares on the CSE on June 5, 2020, the RWB Shares to be issued in connection with the transactions contemplated herein (which, for the avoidance of doubt, includes the Consideration Shares and the Top-Up Special Warrant Shares, if any) will be listed and posted for trading on the CSE and will not be subject to any escrow, statutory hold or restricted period under Applicable Securities Laws;

(h)	the Purchaser and AcquireCo and all current directors and officers of each in the course of their respective duties, is, and at all times has been, in compliance with all applicable Laws in all material respects, applicable to the Purchaser’s and AcquireCo’s business, affairs and operations other than the Controlled Substances Act (CSA) (21 U.S.C. 811) and other federal laws in the United States that make cannabis illegal;

(i)	the Purchaser has good and sufficient power and capacity to enter into and deliver this Agreement and to complete the transactions contemplated by this Agreement;

(j)	this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(k)	neither the Purchaser nor AcquireCo has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any person holding any Encumbrance or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it. Neither the Purchaser nor AcquireCo is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); and

(l)	to the Purchaser’s knowledge, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser, will result in a violation of:

(i)	the Purchaser’s or AcquireCo’s notice of articles, articles or other charter documents;

(ii)	any contract (written or oral) or other instrument to which the Purchaser or AcquireCo is a party or by which the Purchaser or AcquireCo is bound, or

(iii)	any applicable Law in respect of which the Purchaser or AcquireCo must comply other than the Controlled Substances Act (CSA) (21 U.S.C. 811) and other federal laws in the United States that make cannabis illegal;

(iv)	give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of the Purchaser or AcquireCo, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of the Purchaser or AcquireCo to cease to be available, or cause any security interest in any assets of the Purchaser or AcquireCo to become enforceable or realizable;

(v)	give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement or government grant; or

(vi)	result in the imposition of any Encumbrance upon any assets of the Purchaser or AcquireCo.

Article 4

CLOSING & CLOSING DELIVERABLES

4.01	Closing

Upon the terms and subject to the conditions set forth in this Agreement, the Closing shall take place on June 10, 2020 via electronic exchange or at the offices of Borden Ladner Gervais LLP, located at Bay Adelaide Centre, East Tower, 22 Adelaide Street West, Suite 3400, Toronto, Ontario M5H 4E3 at 12:01 a.m. (Vancouver time) or at such other time, date or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

4.02	Closing Conditions and Deliverables

(a)	At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)	an officer’s certificate of the Licensor certifying and attaching (i) a certified copy of the certificate of formation, as amended, of the Seller, dated no earlier than five (5) days prior to the date hereof, and stating that no amendments have been made to such certificate of incorporation since such date, (ii) resolutions of the Licensor approving the transactions contemplated by this Agreement or any other documents in connection therewith, and (iii) incumbency signatures of the officers signing this Agreement or any other documents in connection therewith on behalf of the Licensor;

(ii)	an officer’s certificate of the Seller certifying and attaching (i) a certified copy of the certificate of formation, as amended, of the Seller, dated no earlier than five (5) days prior to the date hereof, and stating that no amendments have been made to such certificate of incorporation since such date, (ii) resolutions of the Seller approving the transactions contemplated by this Agreement or any other documents in connection therewith, and (iii) incumbency signatures of the officers signing this Agreement or any other documents in connection therewith on behalf of the Seller;

(iii)	an officer’s certificate of NewCo certifying and attaching (i) a certified copy of the notice of articles and articles of NewCo, dated no earlier than five (5) days prior to the date hereof, and stating that no amendments have been made to such constating documents since such date, (ii) resolutions of NewCo approving the transactions contemplated by this Agreement or any other documents in connection therewith, and (iii) incumbency signatures of the officers signing this Agreement or any other documents in connection therewith on behalf of NewCo;

(iv)	an officer’s certificate of each of the Licensor, the Seller and NewCo certifying that each of the Licensor, the Seller and NewCo have complied and performed, in all material respects, all of its covenants and other obligations under this Agreement which have not been waived by the Purchaser and that all representations and warranties of each of the Licensor, the Seller and NewCo contained in this Agreement are true and correct in all material respects as of the Closing;

(v)	certificates of good standing (or the equivalent thereof) for the Licensor, the Seller and Newco in each entity’s jurisdiction of organization;

(vi)	an executed copy of the Lock-Up Agreement by the Seller;

(vii)	executed copies of the Amalgamation Affidavit, the Amalgamation Application and the Amalgamation Agreement by NewCo in form and substance satisfactory to the Purchaser, acting reasonably; and

(viii)	executed copies of the Hightimes Licensing Agreements.

If any of the above conditions shall not have been complied with or waived by the Purchaser, then the Purchaser may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Purchaser or AcquireCo. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by the Purchaser or AcquireCo of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, the Purchaser may not rely on such failure as a basis for its own noncompliance with its obligations under this Agreement.

(b)	At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(i)	an officer’s certificate of the Purchaser certifying and attaching (i) a certified copy of the notice of articles and articles of the Purchaser, dated no earlier than five (5) days prior to the date hereof, and stating that no amendments have been made to such constating documents since such date, (ii) resolutions of the RWB Board approving the transactions contemplated by this Agreement or any other documents in connection therewith, and (iii) incumbency signatures of the officers signing this Agreement or any other documents in connection therewith on behalf of the Purchaser;

(ii)	an officer’s certificate of each of the Purchaser and AcquireCo certifying that each of the Purchaser and AcquireCo have complied and performed, in all material respects, all of its covenants and other obligations under this Agreement which have not been waived by the Purchaser and that all representations and warranties of each of the Purchaser and AcquireCo contained in this Agreement are true and correct in all material respects as of the Closing;

(iii)	certificates of good standing for the Purchaser and AcquireCo issued by the Registrar of Companies under the BCBCA;

(iv)	evidence that the CSE shall have approved the listing thereon of the Consideration Shares to be issued pursuant to the Amalgamation as of the Effective Date and the Top-Up Special Warrant Shares after the exercise of the Top-Up Special Warrants in accordance with their terms, subject only to the satisfaction of customary listing conditions of the CSE, and the CSE shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Amalgamation, subject only to compliance with the usual requirements of the CSE;

(v)	executed copies of the Amalgamation Affidavit, the Amalgamation Application and the Amalgamation Agreement by AcquireCo, in form and substance satisfactory to the Seller, acting reasonably;

(vi)	an executed copy of the certificate representing the Top-Up Special Warrants, in form and substance satisfactory to the Seller, acting reasonably; and

(vii)	a legal opinion of counsel to the Purchaser, in form and substance satisfactory to the Seller, acting reasonably (it being understood that such counsel may rely to the extent appropriate in the circumstance: (i) as to matters of fact, on certificates of the Purchaser executed on its behalf by a senior officer of the Purchaser; and (ii) on certificates of public officials), to the effect that (subject to usual and customary assumptions and qualifications) the first trade of the Consideration Shares and the Top-Up Special Warrant Shares upon exercise of the Top-Up Special Warrants in accordance with their terms will be exempt from the prospectus requirements under the Applicable Securities Laws, subject to the conditions set out in Section 2.6 of National Instrument 45-102 – Resale of Securities.

If any of the above conditions shall not have been complied with or waived by the Seller, then the Seller may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Licensor, the Seller or NewCo. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by the Licensor, the Seller or NewCo of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, the Seller may not rely on such failure as a basis for its own noncompliance with its obligations under this Agreement.

(c)	The respective obligations of the Parties hereto shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may be waived only by the mutual consent of the parties:

(i)	there shall be no taken under any applicable Law or by any Governmental Entity and there shall not be in force any order or decree restraining or enjoining the consummation of the Amalgamation;

(ii)	this Agreement shall not have been terminated pursuant to Article 7;

(iii)	all Regulatory Approvals (including CSE approvals) and corporate approvals shall have been obtained; and

(iv)	each Party shall not have entered into any transaction or contract which would have a material effect on the financial or operational condition, or the assets of each Party, excluding those transactions or contracts undertaken in the ordinary course of business without first discussing and obtaining the approval of the other Party.

If any of the above conditions shall not have been complied with or waived before the Closing Date or, if earlier, the date required for the performance thereof, then a Party may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Party terminating the Agreement. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by a Party of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, such defaulting Party may shall not rely on such failure as a basis for its own noncompliance with its obligations under this Agreement.

Article 5

COVENANTS

5.01	Covenants of the Purchaser

(a)	In a timely and expeditious manner, the Purchaser shall take all such actions and do all such acts and things as are specified in the Amalgamation Agreement to be taken or done by the Purchaser and/or AcquireCo, as the case may be, both before and after Closing.

(b)	If the volume weighted average price of the RWB Shares on the CSE or other recognized stock exchange or quotation system for the first 180 days following the Effective Date (such 180 day period, the “VWAP Period”) is less than CAD$1.50, then the Top-Up Special Warrants shall automatically be exercisable into an additional 4,500,000 RWB Shares in the aggregate (the “Top-Up Special Warrant Shares”) on the first business day following the completion of the VWAP Period.

(c)	RWB covenants and agrees that it shall use commercially reasonable efforts to maintain the listing of the RWB Shares on the CSE for a period of at least 12 months from the Effective Date.

(d)	Each of the Purchaser and AcquireCo acknowledge that it is in possession of Confidential Material concerning the Seller and its affiliates and their respective businesses and operations. Each of the Purchaser and AcquireCo shall, and shall cause their affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that the Purchaser and AcquireCo may also use the Confidential Material for the purpose of operating their respective business in the ordinary course. Each of the Purchaser and AcquireCo acknowledge and agree that such Confidential Material is proprietary and confidential in nature and may be disclosed to their Representatives only to the extent necessary for the Purchaser to consummate the transactions contemplated by this Agreement (it being understood that Purchaser shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If the Purchaser or AcquireCo or any of their affiliates or Representatives are requested or required to disclose (after the Purchaser has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Seller about the Purchaser’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the Purchaser shall, or shall cause such affiliate or Representative, to provide the Seller with prompt written notice of such request so that the Seller may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Purchaser or such affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the Purchaser shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

(e)	Except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement, the Purchaser shall during the period from the date of this Agreement until the earlier of the Effective Time or the time that this Agreement is terminated by its terms, unless the Seller shall otherwise agree in writing, conduct business in, and not take any action except in, the usual and ordinary course of business, and it shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships and it shall not, without the prior written consent of the Seller, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and without limitation but subject to the foregoing, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage or commit to engage in any extraordinary material transactions and shall not make or commit to make distributions, dividends or special bonuses, without the prior written consent of the Seller.

5.02	Covenants of the Licensor, the Seller and NewCo

(a)	In a timely and expeditious manner, the Seller shall take all such actions and do all such acts and things as are specified in the Amalgamation Agreement to be taken or done by the Seller and/or NewCo, as the case may be, both before and after Closing.

(b)	Each of the Licensor, the Seller and NewCo acknowledge that it is in possession of Confidential Material concerning the Purchaser and its affiliates and their respective businesses and operations. Each of Licensor, the Seller and NewCo shall, and shall cause their affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. Each of Licensor, the Seller and NewCo acknowledge and agree that such Confidential Material is proprietary and confidential in nature and may be disclosed to their Representatives only to the extent necessary for Licensor, the Seller and NewCo to consummate the transactions contemplated by this Agreement (it being understood that the Licensor, the Seller and NewCo shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If the Licensor, the Seller and NewCo or any of their affiliates or Representatives are requested or required to disclose (after the Licensor, the Seller and NewCo has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about the Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the Seller shall, or shall cause such affiliate or Representative, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Seller or such affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

(c)	Except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement, NewCo shall during the period from the date of this Agreement until the earlier of the Effective Time or the time that this Agreement is terminated by its terms, unless the Purchaser shall otherwise agree in writing, conduct business in, and not take any action except in, the usual and ordinary course of business, and it shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships and it shall not, without the prior written consent of the Purchaser, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and without limitation but subject to the foregoing, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage or commit to engage in any extraordinary material transactions and shall not make or commit to make distributions, dividends or special bonuses, without the prior written consent of the Purchaser.

5.03	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Amalgamation Agreement.

Article 6

INDEMNIFICATION

6.01	Indemnification

(a)	The Purchaser shall indemnify, defend, and hold the Licensor, the Seller and NewCo, and their respective officers, directors, agents, contractors, employees, successors, and permitted assigns harmless from and against from and against any and all damages, costs, expenses, and losses arising from or relating to any claim arising from the Purchaser’s breach of Section 5.01(d) or breach the representations and warranties of the Purchaser contained in Section 3.04. This provision shall survive the expiry or termination of this Agreement.

(b)	The Seller shall indemnify, defend, and hold the Purchaser and AcquireCo, and their respective officers, directors, agents, contractors, employees, successors, and permitted assigns harmless from and against from and against any and all damages, costs, expenses, and losses arising from or relating to any claim arising from the Seller’s breach of Section 5.02(b) or breach of the representations and warranties of the Licensor, the Seller and NewCo contained in Sections 3.01, 3.02 and 3.03. This provision shall survive the expiry or termination of this Agreement.

Article 7
TERMINATION

7.01	Termination

This Agreement may be terminated by written notice promptly given to the other Party hereto at any time prior to the Effective Date:

(a)	by mutual agreement in writing by the Parties;

(b)	as set forth in Sections 4.02 (a), (b) and (c) of this Agreement; or

(c)	by any Party if the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, directly or indirectly, the failure of the Effective Time to occur by such Completion Deadline.

7.02	Effect of Termination

In the event of the termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except as set forth in this Section 7.02, in addition to sections 5.01(d) and 5.02(c) all of which shall survive the termination of this Agreement. For the avoidance of doubt, nothing contained in this Section 7.02 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of any breach of this Agreement.

Article 8

Entire Agreement

This Agreement together with the Amalgamation Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between the Parties.

Article 9

Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and shall enure to the exclusive benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing in this Agreement, express or implied, is intended to, nor shall it, confer in any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Article 10

Amendment

No amendment to this Agreement may be made unless agreed to by the Parties in writing.

Article 11

Assignability

No Party shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other Party and any attempt to do so shall be void.

Article 12

Waiver

No failure or delay by the Purchaser or the Seller in exercising any right under this Agreement or any partial exercise of any right shall operate as a waiver of such right or preclude any other or further exercise of any right under this Agreement, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

Article 13

Governing Law

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein and shall in all respects be governed, construed, applied and enforced in accordance with said Laws.

Article 14

Time of the Essence

Time is of the essence in this Agreement.

Article 15

Counterparts and Delivery

This Agreement may be executed in counterparts, each of which will be deemed to be an original and both of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by either Party by facsimile or by PDF via electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

Article 16

Expenses

All costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated by this Agreement and each other agreement, document or instrument contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

RED WHITE & BLOOM BRANDS INC.

Per:
Name:	Brad Rogers
Title:	Chief Executive Officer

HT RETAIL LICENSING, LLC

Per:
Name:
Title:

1252240 B.C. LTD.

Per:
Name:
Title:

1251881 B.C. LTD.

Per:
Name:
Title:

Exhibit “A”

Amalgamation Agreement

AMALGAMATION AGREEMENT made as of the_____ day of June, 2020

AMONG:	RED WHITE & BLOOM BRANDS INC. a company amalgamated under the laws of British Columbia having its registered office in the City of Vancouver, British Columbia (hereinafter referred to as RWB)

AND:	1252034 B.C. LTD., a company incorporated under the laws of British Columbia having its registered office in the City of Vancouver, British Columbia (hereinafter referred to as SubCo)

AND:	1251881 B.C. LTD., a company incorporated under the laws of the Province of British Columbia having its registered office in the City of Vancouver, British Columbia (hereinafter referred to as NewCo)

WHEREAS RWB was incorporated under the Business Corporations Act (British Columbia) on March 12, 1980;

AND WHEREAS SubCo was incorporated on June 2, 2020 pursuant to the Business Corporations Act (British Columbia);

AND WHEREAS SubCo is a wholly-owned subsidiary of RWB;

AND WHEREAS NewCo was incorporated on June 1, 2020 pursuant to the Business Corporations Act (British Columbia);

AND WHEREAS SubCo is a wholly-owned subsidiary of 1252240 B.C. Ltd. (the “NewCo Shareholder”);

AND WHEREAS the authorized share structure of RWB consists of an (i) unlimited number of common shares without par value; (ii) an unlimited number of preferred shares; (iii) an unlimited number of Series 1 convertible preferred shares; and (iv) an unlimited number of Series 2 convertible preferred shares, of which 132,807,686 common shares, nil preferred shares, 3,181,250 Series 1 convertible preferred shares, and 198,726,349 Series 2 convertible preferred shares, are issued and outstanding as fully paid and non-assessable;

AND WHEREAS the authorized share structure of SubCo consists of an unlimited number of common shares, without par value, of which 100 common shares are issued and outstanding as fully paid and non-assessable;

A-1

AND WHEREAS the authorized share structure of NewCo consists of an unlimited number of common shares, of which ● common shares are issued and outstanding as fully paid and non-assessable;

AND WHEREAS NewCo, the NewCo Shareholder and RWB have entered into a Acquisition Agreement dated as of June ●, 2020 with respect to, among other things, the transactions contemplated herein (the “Acquisition Agreement”);

AND WHEREAS, as contemplated in the Acquisition Agreement and subject to the conditions contained therein, SubCo and NewCo, availing themselves of Section 279 of the Business Corporations Act (British Columbia), wish to amalgamate on the terms and conditions set forth herein;

AND WHEREAS there are reasonable grounds to believe that (i) Amalco (as defined below) will be able to pay its liabilities as they become due; and (ii) no creditor will be prejudiced by the Amalgamation;

NOW THEREFORE this Agreement witnesses that, in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

1.1.1	“Acquisition” has the meaning ascribed thereto in the Acquisition Agreement;

1.1.2	“Acquisition Agreement” has the meaning ascribed thereto in the preamble of this Agreement;

1.1.3	“Amalco” means the company which will continue upon the Amalgamation of the Amalgamating Corporations pursuant to the Amalgamation;

1.1.4	“Amalco Common Shares” (individually, an “Amalco Common Share”) means common shares in the authorized share structure of Amalco, having the rights, privileges, conditions and restrictions described in Appendix I hereto;

1.1.5	“Amalgamating Corporations” (individually, an Amalgamating Corporation) means SubCo and NewCo;

1.1.6	“Amalgamation” means the amalgamation of the Amalgamating Corporations under Section 279 of the BCBCA on the terms set forth in this Agreement;

1.1.7	“Amalgamation Affidavits” means the affidavits of a director or officer of each of SubCo and NewCo required under the provisions of Section 277 of the BCBCA;

A-2

1.1.8	“Amalgamation Application” means the Form 13 - Amalgamation Application prescribed by the BCBCA effecting the Amalgamation, in the form attached hereto as Appendix II, together with any changes to that application as permitted by this Agreement or as agreed to by the Amalgamating Corporations;

1.1.9	“Amalgamation Consideration” means ● fully-paid and non-assessable RWB Shares;

1.1.10	“BCBCA” means the Business Corporations Act (British Columbia) as now in effect and as it may be amended from time to time prior to the Effective Time;

1.1.11	“Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under applicable laws;

1.1.12	“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar of Companies in respect of the Amalgamation in accordance with Section 281 of the BCBCA;

1.1.13	“Closing Date” has the meaning ascribed thereto in the Acquisition Agreement;

1.1.14	“Effective Date” means the date shown on the Certificate of Amalgamation;

1.1.15	“Effective Time” means 12:01 a.m. (Pacific time) on the Effective Date;

1.1.16	“Issued Share Capital” means the issued share capital as determined under the BCBCA;

1.1.17	“NewCo Shareholder” has the meaning ascribed thereto in the preamble of this Agreement;

1.1.18	“NewCo Shares” (individually, a “NewCo Share”) means the issued and outstanding common shares in the authorized share structure of NewCo;

1.1.19	“Registrar” means the Registrar of Companies under the BCBCA;

1.1.20	“RWB Shares” (individually, an “RWB Share”) means common shares in the authorized share structure of RWB; and

1.1.21	“Tax Act” means the Income Tax Act (Canada).

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, Schedules, Appendices and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Schedule” or “Appendix” followed by a number and/or a letter refer to the specified Article, Section, Schedule or Appendix of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Appendices hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

A-3

1.3	Currency

All sums of money referred to in this Agreement are expressed in United States dollars.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Article 2

AMALGAMATION

2.1	Amalgamation

Upon the conditions set out in this Agreement being satisfied or waived in accordance with the provisions of this Agreement and the Acquisition Agreement, including the adoption and approval by the shareholders of the Amalgamating Corporations of this Agreement, subject to the BCBCA:

(i)	the amalgamation of the Amalgamating Corporations and their continuance as one company, Amalco, under the terms and conditions prescribed in this Agreement shall be effective and irrevocable;

(ii)	the property, rights and interests of each of the Amalgamating Corporations shall continue to be the property, rights and interests of Amalco;

(iii)	Amalco shall become capable immediately of exercising the functions of an incorporated company;

(iv)	the shareholders of Amalco have the powers and the liability provided in the BCBCA;

(v)	each shareholder of the Amalgamating Corporations is bound by this Agreement;

(vi)	Amalco will be a wholly-owned subsidiary of RWB;

A-4

(vii)	Amalco shall continue to be liable for the liabilities and obligations of each of the Amalgamating Corporations;

(viii)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Corporations shall be unaffected;

(ix)	any legal proceeding being prosecuted or pending by or against any of the Amalgamating Corporations may be continued to be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco; and

(x)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Corporations may be enforced by or against Amalco.

SubCo and NewCo hereby agree to amalgamate and to continue as one corporation effective from the Effective Time pursuant to Section 269 of the BCBCA, on the terms and conditions set forth herein and in the Acquisition Agreement.

2.2	Effect of Amalgamation

At the Effective Time on the Effective Date the Amalgamating Corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement, and the provisions of Section 282(1) of the BCBCA shall apply. The articles of Amalco shall be as set out in Appendix I hereto.

2.3	Name

The name of Amalco shall be “[TBD before the Effective Date]”.

2.4	Registered Office

The mailing and delivery address of the registered office of Amalco shall be located at 789 West Pender Street, Suite 810, Vancouver, British Columbia V6C 1H2.

2.5	Records Office

The mailing and delivery address of the records office of Amalco shall be located at 789 West Pender Street, Suite 810, Vancouver, British Columbia V6C 1H2.

2.6	No Restrictions on Business

There shall be no restrictions on the business which Amalco is authorized to carry on or on the powers that Amalco may exercise.

A-5

2.7	Share Structure

The authorized share structure of Amalco shall consist of an unlimited number of Amalco Common Shares, without nominal or par value and without any special rights or restrictions.

2.8	Articles and Notice of Articles

The Notice of Articles shall be in the form of the notice of articles forming part of the Amalgamation Application and the Articles of Amalco shall be in the form attached as Appendix I until replaced or amended in the normal manner provided for in the BCBCA.

2.9	Completion of the Amalgamation/Filing of Documents

Subject to the other provisions of this Agreement, the Amalgamation Affidavits shall be deposited at the records office of NewCo and Subco, respectively, and NewCo and Subco shall jointly complete and file the Amalgamation Application with the Registrar of Companies on the Closing Date and deliver such other documents as may be required to give effect to the Amalgamation.

Article 3

BOARD OF DIRECTORS AND OFFICERS

3.2	First Director

The initial director of Amalco will be the persons whose names and addresses are set out below:

Name	Prescribed Address
Michael Marchese	8820 Jane Street, Concord, Ontario L4K2M9

Such director shall hold office until the first annual meeting of shareholders of Amalco or until his successor is duly elected or appointed.

3.1	Officer

Until changed by the director of Amalco, the initial officer of Amalco shall be as follows:

Name	Office
Michael Marchese	President

A-6

Article 4

AMALGAMATING EVENTS

4.1	Treatment of Issued Shares

The following will occur and will be deemed to occur in the order set out below at the Effective Time without any further authorization, act or formality:

4.1.1	Each issued and outstanding NewCo Share shall be exchanged by the holder thereof for one fully paid and non-assessable RWB Share, entries will be made in the central securities register of NewCo to reflect the transfer of such NewCo Share to RWB, and entries will be made in the central securities register of RWB to reflect the issuance of each such RWB Share;

4.1.2	Each issued and outstanding NewCo Share held by RWB as a result of the exchange of NewCo Shares for RWB Shares pursuant to Section 4.1.2 of this Agreement will be immediately exchanged for one (1) fully paid and non-assessable Amalco Common Share; and

4.1.3	Each issued and outstanding SubCo Share held by RWB will be exchanged for one (1) fully paid Amalco Common Share.

4.2	Amalco Capital

Pursuant to Section 73 of the BCBCA, at the Effective Time, the capital of Amalco in relation to the Amalco Common shares that are issued pursuant to Section 4.1 of this Agreement will be the total of (i) the capital, determined immediately before the Effective Time, of all of the issued and outstanding NewCo Shares which are exchanged for RWB Shares pursuant to Section 4.1.1, and (ii) the capital, determined immediately before the Effective Time, of the issued and outstanding SubCo Shares which are exchanged for Amalco Shares pursuant to Section 4.1.3.

4.3	RWB Capital

Pursuant to Section 73 of the Act, at the Effective Time, the capital of RWB in relation to the RWB Shares that are issued pursuant to Section 4.1 of this Agreement will be the total capital, determined immediately prior to the Effective Time, of the issued and outstanding NewCo Shares which are exchanged for RWB Shares pursuant to Section 4.1.1.

Article 5

COVENANTS

5.1	Covenants of NewCo

NewCo covenants and agrees with SubCo and RWB that it will:

A-7

(i)	use reasonable commercial efforts to obtain the approval of the holders of NewCo Shares authorizing the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the BCBCA;

(ii)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 7.1 and 7.3 hereof to be complied with; and

(iii)	subject to the approval of the shareholders of NewCo and SubCo being obtained for the completion of the Amalgamation and subject to all applicable regulatory approvals being obtained, thereafter jointly file with SubCo the Amalgamation Application with the Registrar and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

5.2	Covenants of RWB

RWB covenants and agrees with NewCo that it will:

(i)	sign a resolution as sole shareholder of SubCo in favour of the approval of the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the BCBCA;

(ii)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 7.1 and 7.2 hereof to be complied with; and

(iii)	subject to the approval of the holders of NewCo Shares being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals and the issuance of the Certificate of Amalgamation, issue that number of RWB Shares as required by Section 4.1.1 hereof.

5.3	Covenants of Subco

Subco covenants and agrees with NewCo that it will not from the date of execution hereof to the Closing Date, except with the prior written consent of NewCo, conduct any business which would prevent SubCo or Amalco from performing any of their respective obligations hereunder.

5.4	Further Covenants of Subco

SubCo further covenants and agrees with NewCo that it will:

(i)	use its best efforts to cause each of the conditions precedent set forth in Section 7.1 hereof to be complied with; and

(ii)	subject to the approval of the holders of NewCo Shares and the sole shareholder of SubCo being obtained and subject to the obtaining of all applicable regulatory approvals, thereafter jointly file with NewCo the Amalgamation Application with the Registrar and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

A-8

Article 6

REPRESENTATIONS AND WARRANTIES

6.1	Representation and Warranty of RWB

RWB hereby represents and warrants to and in favour of NewCo and acknowledges that NewCo is relying upon such representation and warranty, that RWB is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against RWB in accordance with its terms.

6.2	Representation and Warranty of NewCo

NewCo hereby represents and warrants to and in favour of RWB and SubCo, and acknowledges that RWB and SubCo are relying upon such representation and warranty, that NewCo is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against NewCo in accordance with its terms.

6.3	Representation and Warranty of SubCo

SubCo hereby represents and warrants to and in favour of NewCo, and acknowledges that NewCo is relying upon such representations and warranty, that SubCo is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against SubCo in accordance with its terms.

Article 7

Conditions Precedent

7.1	General Conditions Precedent

The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the consent of each of the parties without prejudice to their rights to rely on any other or others of such conditions:

(i)	this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the sole shareholder of SubCo and by the sole shareholder of NewCo in accordance with the BCBCA;

(ii)	all the conditions required to close the Amalgamation set out herein and in the Acquistion Agreement being met or waived; and

A-9

(iii)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation.

7.2	Conditions to Obligations of RWB and SubCo

The obligations of RWB and SubCo to consummate the transactions contemplated hereby and in particular the issue of the RWB Shares and the Amalgamation, as the case may be, are subject to the satisfaction, on or before the Closing Date, of the conditions for the benefit of RWB set forth in the Acquisition Agreement governing the terms and conditions of the Acquisition and of the following conditions:

(i)	the acts of NewCo to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by it and there shall have been no material adverse change in the financial condition or business of NewCo, taken as a whole, from and after the date hereof; and

(ii)	RWB and SubCo shall have received a certificate from a senior officer of NewCo confirming that the conditions set forth in Section 7.2(i) hereof have been satisfied.

The conditions described above are for the exclusive benefit of RWB and SubCo and may be asserted by RWB and SubCo regardless of the circumstances or may be waived by RWB and SubCo in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which RWB and SubCo may have.

7.3	Conditions to Obligations of NewCo

The obligations of NewCo to consummate the transactions contemplated hereby and in particular the Amalgamation are subject to the satisfaction, on or before the Closing Date, of the conditions for the benefit of NewCo set forth in the Acquisition Agreement governing the terms and conditions of the Acquisition and of the following conditions:

(i)	each of the acts of RWB and SubCo to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by them and there shall have been no material adverse change in the financial condition or business of RWB or SubCo, taken as a whole, from and after the date hereof; and

(ii)	NewCo shall have received a certificate from a senior officer of RWB and SubCo confirming that the conditions set forth in Section 7.3(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of NewCo and may be asserted by NewCo regardless of the circumstances or may be waived by NewCo in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which NewCo may have.

A-10

Article 8

TERMINATION

8.1	Termination

This Agreement may be terminated by the board of directors of either Amalgamating Corporation notwithstanding the approval of this Agreement by the shareholders of both or either of the Amalgamating Corporations, at any time before the endorsement of a Certificate of Amalgamation under the BCBCA.

Article 9

general

9.1	Cooperation / Further Assurances

Each of the parties hereto agrees to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Amalgamation and the other transactions contemplated hereby. Each party hereto shall, from time to time, and at all times hereafter, at the request of another party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform, carry out or better evidence the terms and intent hereof.

9.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9.3	Forum; Jurisdiction

The parties hereby submit to the non-exclusive jurisdiction of the competent court in the judicial district of Vancouver, Province of British Columbia for any dispute, disagreement, controversy or claim arising out of or in connection with the transactions contemplated by this Agreement.

9.4	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to constitute one and the same instrument.

9.5	Time

Time shall be of the essence of this Agreement.

A-11

9.6	Amendments

This Agreement may not be modified, amended, altered or supplemented except in the manner contemplated herein and upon the execution and delivery of a written agreement executed by all parties.

9.7	Electronic Delivery

Delivery of this Agreement by email or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

[Signature Page Follows]

A-12

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

RED WHITE & BLOOM BRANDS INC.

Per:
Name:
Title:

1251881 B.C. LTD.

Per:
Name:
Title:

1252034 B.C. LTD.

Per:
Name:
Title:

Appendix I

TO THE AMALGAMATION AGREEMENT

ARTICLES OF AMALCO

Attached.

Appendix II

TO THE AMALGAMATION AGREEMENT

FORM 13 - AMALGAMATION APPLICATION

Attached.

Exhibit “B”

Retail Licensing Agreement

Attached.

B-1

Exhibit “C”

Product Licensing Agreement

Attached.

C-1